 Sunshine Bank

Press Release
For Immediate Release

Contact:
Brent Smith
SVP, Corporate Development
(813)659-8626

Sunshine Bancorp, Inc. Reports First Quarter 2015 Financial Results

Plant City, FL- April 22, 2015-Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the first quarter of 2015.

Net loss reported for the quarter ended March 31, 2015 was ($353,000) compared to net income of $44,000 for the quarter ended March 31, 2014.  During the first quarter of 2015, the Company recognized $258,000 in merger related expenses.

Total assets amounted to $247.6 million at March 31, 2015 compared to $229.8 million at December 31, 2014.  The growth in assets during the first quarter of 2015 was attributable to strong organic growth in loans and increased cash and cash equivalents as the Company increased its liquidity position for future growth.  Total loans increased by $10.0 million, or 9.2%, for the first quarter of 2015, or 36.8% annualized.  The loan growth came primarily in the commercial real estate segment of the portfolio.  The Bank continues to see a strong loan pipeline leading into the spring and summer months.  Total deposits grew by $15.6 million in the first quarter of 2015 to $179.5 million at March 31, 2015.  Core deposit growth for the quarter was 12.4%, or 49.7% annualized.  Core deposit growth for the quarter was comprised of $9.0 million in non-interest bearing deposits, $942,000 in interest checking and $6.0 million in money market accounts.

During the first quarter of 2015, the Bank re-classified the securities investment portfolio from held-to-maturity to available-for-sale.  In connection with the reclassification, the Bank sold approximately $10.0 million in securities resulting in a gain on sale of $142,000.  This change in classification and corresponding securities sale was initiated to create liquidity for anticipated loan growth and position the balance sheet for the pending merger.

The Bank’s non-performing assets as of March 31, 2015 were $413,000 compared to $2.8 million as of December 31, 2014.  Non-performing assets to total asset ratio as of March 31, 2015 was 0.17% compared to 1.20% as of December 31, 2014. In addition the allowance for loan losses was 469% of non-performing loans and 1.45% of total loans at March 31, 2015.

Salaries and employee benefits expense for the first quarter of 2015 was $1.6 million compared to $875,000 in the first quarter of 2014. The increased expense year over year was attributable to the addition of key bank employees during the fourth quarter of 2014 to position the Bank for long term growth.

Andrew Samuel, President and CEO, commented, “After a clean-up and transition quarter during the fourth quarter of 2014, we are excited to announce strong organic growth performance in the first quarter.  Our team continues to be dually focused on continuing the organic growth momentum of the first quarter and a smooth transition and conversion adding Community Southern employees and customers to the Sunshine family.”

Net interest income increased $318,000 year over year as a result of increased interest income on loans and securities and a slight decrease in overall interest expense.

Stockholders’ equity decreased $196,000 to $61.4 million at March 31, 2015 compared to $61.6 million at December 31, 2014.  Sunshine Bank exceeds the well-capitalized levels with a March 31, 2015 leverage ratio of 17% compared to 17% at December 31, 2014 and 13% at March 31, 2014.

The pending merger with Community Southern Holdings Inc. is on track and is still anticipated to close early in the third quarter of 2015.  All applications have been filed with the respective regulatory agencies.

Forward Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.
Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The company was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and 4 additional offices in Hillsborough and Pasco County. The Company provides financial services to individuals, families and businesses primarily located in Hillsborough County and Pasco County, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.sunshinestatefederal.com.

Sunshine Bancorp, Inc
Consolidated Balance Sheet
(Unaudited),(Dollars in thousands, except per share information)
	3/31/2015	12/31/2014
Assets:
Cash and due from banks	$5,110	$5,316
Interest-bearing deposits with bank	10,822	688
Federal funds sold	28,933	14,475

Cash and cash equivalents	44,865	20,479

Time deposits with bank	5,390	5,880
Securities held to maturity	-	75,473
Securities available for sale	60,039	-
Loans held for sale	347	2,012
Loans, net of unearned income	120,418	110,392
Less: Allowance for loan losses	1,743	1,726
Loans, net	118,675	108,666
Accrued interest receivable	543	613
Other real estate owned	41	41
Federal Home Loan Bank stock	211	180
Premises and equipment	6,751	6,074
Cash surrender value of bank-owned life insurance	7,317	7,259
Other assets	3,398	3,143

Total Assets	$247,577	$229,820

Liabilities:
Non-Interest bearing accounts	$43,798	$34,774
NOW accounts	33,531	32,589
Money-Market deposit accounts	41,236	35,208
Savings accounts	24,965	25,100
Time deposits	35,997	36,253
Total Deposits	179,527	163,924
Interest payable	3	3
Other borrowed money	-	-
Other liabilities	6,617	4,267

Total Liabilities	186,147	168,194

Common stock, $.01 par value, 50,000,000 shares authorized,
4,232,000 shares issued and outstanding at March 31, 2015 and December 31, 2014	42	42
Additional paid in capital	40,766	40,766
Retained income	23,738	24,091
Unearned Employee Stock Ownership Plan shares	(3,273)	(3,273)
Accumulated other comprehensive income	157	-

Total Stockholder's equity	61,430	61,626

Total Liabilities and Stockholders' Equity	$247,577	$229,820

Sunshine Bancorp, Inc
Consolidated Statement of Operations
(Unaudited),(in thousands)

	YTD	YTD
	3/31/2015	3/31/2014
Interest Income:
Loans	$1,529	$1,355
Securities	223	99
Other	33	27

Total Interest Income	1,785	1,481

Interest Expense:
Interest expense - deposit accounts	67	81

Total Interest Expense	67	81

Net Interest Income	1,718	1,400
Provision For Loan Loss	-	-

Net Interest Income after provision for loan losses	1,718	1,400

Noninterest income:
Fees and service charges on deposit accounts	139	165
Fees and charges on loans	26	19
Gain on sale of other real estate owned	-	4
Gain on sale of securities	142	-
Income from bank-owned life insurance	58	30
Other	44	23

Total noninterest income	409	241

Noninterest Expenses:
Salaries and employee benefits	1,564	875
Occupancy and equipment	299	256
Data and item processing services	120	116
Professional fees	124	51
Other real estate owned	1	13
Advertising and promotion	38	21
Stationery and supplies	25	25
Deposit insurance and general insurance	56	50
Merger Related	258	-
Other	261	188

Total noninterest expense	2,746	1,595

Income (loss) before income (benefit) taxes	(619)	46

Income (benefit) taxes	(266)	2

Net (Loss) Income	$(353)	$44

	Quarter Ended ***
	3/31/2015*	12/31/2014*	9/30/2014*	6/30/2014	3/31/2014
Operating Highlights
Net Income	$(353)	$(2,214)	$39	$(330)	$44
Net interest income	1,718	1,576	1,530	1,439	1,400
Provision for loan losses	-	1,840	20	640	-
Non-Interest Income	409	(4)	248	276	241
Non-Interest Expense	2,746	3,300	1,720	1,642	1,595

Financial Condition Data:
Total Assets	$247,577	$229,820	$222,852	$311,779	$201,411
Loans, Net	118,675	108,666	110,936	108,395	109,937
Total Deposits
Non-Interest Bearing Accounts	43,798	34,774	26,349	29,589	30,435
NOW accounts	33,531	32,589	29,357	30,202	31,876
Money-Market deposit accounts	41,236	35,208	35,701	36,721	40,524
Savings accounts	24,965	25,100	26,318	26,763	25,892
Time Deposits	35,997	36,253	37,964	42,033	43,129
Total Deposits	179,527	163,924	155,689	165,308	171,856

Selected Ratios
Net interest margin	3.24%	2.93%	2.98%	2.62%	3.12%
Annualized return on average assets	-0.60%	-3.93%	0.07%	-0.59%	0.09%
Annualized return on average equity	-2.29%	-14.05%	0.30%	-4.98%	0.66%

Capital Ratios **
Total Capital Ratio	31.29%	33.82%	38.52%	24.78%	25.13%
Tier 1 capital ratio	30.04%	32.57%	37.26%	23.53%	23.88%
Common equity tier 1 capital ratio	30.04%	N/A	N/A	N/A	N/A
Leverage ratio	16.62%	16.99%	19.00%	8.04%	12.71%

Asset Quality Ratios
Non-performing assets	$413	$2,762	$5,813	$5,124	$4,885
Non-performing assets
to total assets	0.17%	1.20%	2.61%	1.64%	2.43%
Non-performing loans to total loans	0.31%	0.81%	4.17%	3.46%	3.16%
Allowance for loan losses	1,743	1,726	1,796	1,771	1,721
Allowance for loan losses
to total loans	1.45%	1.56%	1.59%	1.60%	1.54%
Allowance for loan losses to
non-performing loans	468.55%	193.50%	38.09%	46.32%	48.68%

*On July 14, 2014, the mutual-to-stock conversion of the Bank was completed and the Company became the savings and loan holding company of the Bank.
**Capital Ratios for Sunshine Bank only
***Dollars in thousands